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                                                                      EXHIBIT 15

              [Letterhead of Ernst & Young Chartered Accountants]


                                                                     28 May 1998

The Directors
WAM!NET, Inc.
6100 West 110th Street
Minneapolis, MN 55438

We are aware of the inclusion in the Registration Statement (Form S-4) of WAM!NET, Inc. for the registration of $208,530,000 of its 13 1/4% Senior Discount Notes due 2005 of our compilation report dated February 20, 1998 relating to the unaudited consolidated balance sheet of 4-Sight Limited as of December 31, 1997 and the related unaudited consolidated statement of operations for the twelve months then ended.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

Yours faithfully

/s/ Ernst & Young